Exhibit 99.2


Matritech Selects Cytogen to Market and Distribute New Point-of-Care Diagnostic Test for Bladder Cancer in U.S.

-NMP22(R) BladderChek(TM) superior to current urine test, cytology, and returns results during a patient's doctor office visit-

Newton, MA & Princeton, NJ (September 17, 2002) - Matritech Inc. (NASDAQ: NMPS) and Cytogen Corporation (NASDAQ: CYTO) today announced that they have reached an agreement in principle to enter into a five year agreement for Cytogen to be the sole United States distributor for Matritech's NMP22(R) BladderChek(TM) test. NMP22 BladderChek was recently approved by the U.S. Food and Drug Administration as a point-of-care test for the management of patients with bladder cancer. Pending approval and execution of a final agreement by both parties, Cytogen and Matritech expect to have the product available to physicians during the next 30 days.

"Cytogen Corporation has a strong and established position in the urologic oncology market and the ideal experience to distribute NMP22 BladderChek," said David Corbet, president and chief operating officer of Matritech. "Their in-house sales force has extensive experience selling comparable diagnostic products to urologists in the United States, and we believe they will achieve rapid market penetration for NMP22 BladderChek."

NMP22 BladderChek measures the level of NMP22, a specific marker associated with bladder cancer and only the second tumor marker (in addition to prostate specific antigen, or PSA) approved by the U.S. FDA and established in its laboratory format for screening and monitoring cancer patients. The level of NMP22 is often elevated in patients with bladder cancer, even at the earliest stages of the disease. NMP22 BladderChek, which looks and works much like a home pregnancy test, requires only a few drops of the patient's urine and typically provides results in 30 minutes during a single office visit.

"The NMP22 BladderChek diagnostic test is a natural extension of our established and growing product line in the diagnosis, staging and treatment of urologic cancers," said H. Joseph Reiser, Ph.D., president and chief executive officer of Cytogen Corporation. "In addition, since the urologist is the point of call, we are able to leverage our existing sales force investment more effectively. We are pleased to be associated with Matritech and NMP22, which helps identify bladder cancer earlier and with greater ease and accuracy."

Clinical trial results show that NMP22 BladderChek detected four times more early-stage bladder tumors and 2.5 times as many life threatening, high-grade tumors as cytology, a widely-used bladder cancer urine test. It is expected that NMP22 BladderChek will be used in conjunction with cystoscopy, a clinical procedure that involves the use of a fiber optic tube inserted into the bladder through the urethra to visually identify tumors.

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"The market opportunity for NMP22 BladderChek has never been greater," said
Corbet. "The FDA has cleared the device for use in the United States, and urologists at the most recent American Urological Association meeting expressed tremendous interest in ordering the test. In addition, we have been experiencing increasing sales and reorders in Europe, where our distributors are teaching physicians about NMP22 BladderChek's clinical value. We are excited to work with Cytogen, a focused and dedicated distribution partner for the United States market."

Bladder cancer is the sixth most common cancer in the United States. Matritech estimates that the total available U.S. urology market for the NMP22 tests is
2.7 million tests annually, representing an initial screening population of 1.2 million in addition to 1.5 million patients being monitored for recurrence after treatment. The American Cancer Society estimates that in 2002 there will be about 56,500 new cases of bladder cancer diagnosed in the United States (about 41,500 men and 15,000 women), and that 12,600 people (about 8,600 men and 4,000 women) will die from the disease.

Matritech's previous distribution agreement with Endocare Inc. of Irvine, Calif. has been terminated by mutual agreement. Matritech signed a distribution agreement in 2001 with TIMM Medical Technologies, which was subsequently acquired in March of this year by Endocare.

About Matritech

Matritech is a leading developer of proteomics-based diagnostic products for the early detection of cancer. Using its patented proteomics technology, Matritech has identified proteins correlated with breast, bladder, prostate, cervical and colon cancers. Matritech is one of the first companies to successfully employ proteomics to create diagnostic products. The Company holds one of only two FDA tumor marker approvals for the initial detection of cancer. The FDA-approved NMP22 bladder cancer test is currently used by urologists. In addition, the Company has a promising blood-based breast cancer test, NMP66, in clinical trials. Initial research on a prostate cancer marker, NMP48, identified by Matritech scientists shows the marker to be more accurate than the widely used PSA test. NMP technology is licensed exclusively to Matritech from the Massachusetts Institute of Technology.

About Cytogen
Cytogen Corporation of Princeton, NJ, is a biopharmaceutical company with an established and growing product line in prostate cancer and other areas of oncology. Currently marketed products include ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); BrachySeedTM I-125 and Pd-103 (two uniquely designed, next- generation radioactive seed implants for the treatment of localized prostate cancer); and Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical marketed for the relief of bone pain in prostate and other types of cancer). Cytogen is evolving a pipeline of oncology product candidates by developing its prostate specific membrane antigen, or PSMA, technologies, which are exclusively licensed from Memorial Sloan-Kettering Cancer Center. AxCell Biosciences of Newtown, PA, a subsidiary of Cytogen Corporation, is engaged in the research and development of novel biopharmaceutical products using its portfolio of functional proteomics solutions and collection of proprietary signal transduction pathway information. For more information, visit www.cytogen.com and www.axcellbio.com.


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Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements related to Matritech's or Cytogen's expectations regarding their current and future products, regulatory approvals and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond their control. These include but are not limited to, risks related to unforeseen delays in, or denials of regulatory approvals, future product demand and pricing, performance of distributors, competitive products and technical developments, health care reform and general business and economic conditions. There can be no assurance that Matritech's or Cytogen's expectations for their products will be achieved.

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